Exhibit 10.20
July 8, 2020

Via Email

Kuan Archer

Re:    Terms of Separation of Employment

Dear Kuan:

This letter confirms the agreement (“Agreement”) between you and Green Dot
Corporation (the “Company,” and together with you, the “Parties”) concerning the terms of your separation from employment. By signing this Agreement, you will receive certain benefits to which you would not otherwise be entitled in exchange for releasing certain claims as provided herein.

If you agree to the terms outlined herein, please sign and return this Agreement in the next 45 days.

1.Separation from Employment: Your last day of employment with the Company will be July 8, 2020 (the “Separation Date”). On the Separation Date, the Company will pay you for all final wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any past due amounts, and that you are not owed anything further from the Company except as stated in this Agreement.

2.Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below, and in exchange for your other promises herein, no more than ten (10) business days following the Effective Date (as defined below) of this Agreement, the Company agrees to provide you with the Severance Pay and COBRA Benefit identified on Exhibit A hereto.

By signing below, you acknowledge that you are receiving the Severance Pay and COBRA Benefit in exchange for signing this Agreement, and that you would not otherwise be entitled to such amounts.

3.Return of Company Property: You hereby acknowledge and agree that, as a condition of your receipt of the Severance Pay and COBRA Benefit shown on Exhibit A, you will return to the Company all property or data of the Company of any type whatsoever that is in your possession or control. To the extent you have left personal items on Company’s premises, the Company will arrange for the return of such items upon the resumption of normal business operations.

4.Proprietary Information: You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Employee Inventions and Confidentiality Agreement), that you will hold all Proprietary Information in strictest confidence, and that you will not make use of such

Proprietary Information on behalf of anyone. In addition, you acknowledge that you will remain bound by the surviving provisions of the Employee Inventions and Confidentiality Agreement between you and the Company. You further confirm that you will deliver to the Company, no later than the Effective Date, all documents and data of any nature containing or pertaining to such Proprietary Information and that you will not keep any such documents or data or any reproduction thereof.

5.General Release and Waiver of Claims:

a.To the fullest extent permitted by law, you hereby release and waive any claims you may have against the Company and its current, former and future owners, agents, officers, shareholders, employees, directors, board members, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, any employment-related claims. By way of example, but not limitation, the released claims include: claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, promissory estoppel, detrimental reliance, misrepresentation, violation of public policy, defamation, physical injury (except for injuries compensable under workers’ compensation laws),or emotional distress; claims for additional compensation or benefits arising out of your employment, your separation of employment or your offer letter with the Company; claims under the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act; claims under California Labor Code § 1102.5 and any other laws and/or regulations relating to whistleblowing or retaliation; claims under California Labor Code § 970; and claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, and any other laws and/or regulations relating to employment or employment discrimination, harassment or retaliation, including, without limitation, claims based on disability under the Americans with Disabilities Act or comparable laws, claims based on age or under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act or other laws, and claims based on race, gender, sexual orientation, or any other protected status. Further, you acknowledge and agree that the payments and promises set forth in this Agreement are in full satisfaction of all disputed claims with respect to accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. Also released are claims under the federal Worker Adjustment and Retraining Notification Act and any similar state or local laws (the application of which the Company does not concede); you acknowledge that the Severance Pay and COBRA Benefit shown on Exhibit A exceed the pay and benefits that would have been provided to you over the next sixty days of your employment.

b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND

THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.You and the Company do not intend to release claims that you may not release as a matter of law, or any claims for enforcement of this Agreement. Further, this Agreement does not release claims or rights that arise based on future acts after the date on which this Agreement is signed. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

6.Covenant Not to Sue:

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature or character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

c.Nothing in this section shall prohibit you from challenging, without penalty, the validity of your waiver of rights under the Age Discrimination in Employment Act.

7.Nondisparagement: You agree that you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company will not make, and agrees to use its best efforts to cause the officers, directors, employees and spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about you (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph will prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

8.Protected Rights: You understand that nothing in Sections 5, 6 and 7 above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); however, you may not personally seek reinstatement, damages, remedies or other individual relief in connection with any claim you have released, or any right you have waived. You further understand that this

Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

9.Cooperation: You agree to cooperate fully with the Company concerning any investigative or litigation matters, government investigations or government proceedings that may arise and about which you may have relevant information.

10.Section 409A Savings Clause: Notwithstanding anything to the contrary, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations thereunder. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

11.Arbitration: Except for any claim which is required by law to be brought before an administrative agency, and any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the Parties agree to arbitrate, through JAMS pursuant to its Employment Arbitration Rules & Procedures (www.jamsadr.com/rules- employment-arbitration/), any and all disputes or claims arising out of or related to your employment or the separation thereof, or the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise. Such arbitration shall be conducted in the State and County in which your employment with the Company was based. Any arbitration shall be initiated by a written demand submitted to JAMS in accordance with its rules for commencing an arbitration. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court.

12.Attorneys’ Fees: With the exception of any claim concerning the validity of your waiver of rights under the Age Discrimination in Employment Act, if any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

13.Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement, but disclosures required by law (including in legal proceedings), disclosures made to government agencies, disclosures to your spouse, and disclosures to your attorney or tax advisor will not be deemed to violate this Agreement.

14.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Rule 408 of the Federal Rules of Evidence and any comparable state rule.

15.Complete and Voluntary Agreement: This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter; provided, however, nothing herein releases your surviving obligations under the Employee Inventions and Confidentiality Agreement. You acknowledge that none of the Releasees or any of their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. You also represent and warrant that you have not assigned or transferred any claim or right released by this Agreement.

16.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument. This Agreement may be executed via electronic signature, which shall be deemed an original signature for all purposes. Any copy of an original signature (whether written or electronic) shall be equally admissible in any legal proceeding as if an original.

18.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

19.Review of Separation Agreement; Expiration of Offer: You may take up to 45 days to consider this Agreement before signing it, and you are hereby advised to consult with an attorney prior to signing this Agreement. This offer will automatically expire if not accepted by you within the 45-day review period. You may revoke this Agreement within seven days after signing it. For revocation to be valid, a written notice of revocation must be received by Jason Bibelheimer on or before the seventh day following your execution of this Agreement. The consideration to be provided to you pursuant to Section 2 will be provided only after the revocation period has expired, without this Agreement having been revoked by you. By signing this Agreement, you acknowledge receipt of Exhibit B hereto, which is a list of the job titles and ages of all Company employees who are eligible and ineligible for severance benefits in connection with the reduction in force, along with the criteria used for determining such eligibility.

20.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time, and that you have returned a signed copy of this Agreement to the Company (the “Effective Date”).

*****

To accept the terms of this Agreement, please sign this letter below return it to me within the timeframe noted above. I wish you the best in your future endeavors.

Sincerely,

GREEN DOT CORPORATION

	By:	/s/ Jason Bibelheimer
Jason Bibelheimer, CHRO

READ, UNDERSTOOD AND AGREED:

/s/ Kuan Archer	Date:	7/8/2020
Kuan Archer

EXHIBIT A

Schedule of Consideration for Release

By signing and not revoking the foregoing Agreement, you are eligible for the following payments and benefits:

Severance Pay	$237,500.00, which is equivalent to 26 weeks of your current base pay.
COBRA Benefit	$15,389.34 which represents the equivalent of 7 months’ payment for health care continuation costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
TOTAL	$252,889.34

Severance Pay: The Severance Pay shall be issued within ten (10) business days following the Effective Date.

COBRA Benefit: The COBRA benefit shall be paid as a lump sum within ten (10) business days following the Effective Date. You understand that you remain responsible for working with Green Dot’s outside benefits administrator to elect COBRA benefits, and must timely do so in order to be eligible for benefits continuation under COBRA. A COBRA election form and enrollment package will be mailed to your home address approximately two weeks after the end of the month in which your Separation Date occurs. Enrollment is not automatic. You understand that you must apply for COBRA benefits within sixty (60) days after the Separation Date or the date of your notification letter, whichever is later, or you will forfeit your right to COBRA coverage.

All payments reflected above are gross, and shall be subject to deductions required by law.